Exhibit 10.3

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is entered into as of this ___ day of ____, 2015 (the “Effective Date”), by and between ZBB Energy Corporation, a Wisconsin corporation (“ZBB”), and Solar Power, Inc., a California corporation (“SPI” and, together with ZBB, individually, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, ZBB is a developer of energy management system solutions serving the utility and commercial and industrial building markets, providing power in off-grid and grid-connected environments;

WHEREAS, SPI is a global turnkey developer and EPC contractor for large-scale solar energy facilities; and

WHEREAS, ZBB and SPI desire to enter into a supply agreement where ZBB will sell to SPI and its Affiliates (as defined below), and SPI and its Affiliates will purchase from ZBB, the Products and Services (as each is defined below) on the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ZBB and SPI hereby agree as follows:

AGREEMENT

1.             Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person at such time, where “Control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the equity interest in a Person.

“Business Day” means all days excluding Saturdays, Sundays and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Wisconsin are authorized or required by applicable Law to close. Any reference herein to days that does not specify “Business Days” shall be interpreted as referring to calendar days.

“Government Authority” means any federal, state, county, city, local, municipal, foreign or other government authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Law” means, at any date of determination, any federal, state, local, foreign or other law, statute, code, ordinance, regulation or rule of any Government Authority in effect on such date.

“Ordering Party” means, for each purchase order placed or purchase agreement entered into pursuant to this Agreement, the SPI Entity that placed such purchase order or entered into such purchase agreement.

“Person” means any individual, company, corporation, partnership, joint venture, association, limited liability company, trust, estate, Government Authority or other entity having legal capacity.

“Products” means the products or systems (including Software) offered for sale (or, with respect to Software, license) by ZBB from time to time in the ordinary course of its business. For the avoidance of doubt, “Products” shall not include the Lotte 500 KWh battery.

“Services” means the services offered for sale by ZBB from time to time in the ordinary course of its business. “Software” means all software and software documentation, if any, included in or with any Products.

“SPI Entity” means SPI and each Affiliate of SPI.

2.             Forecasts; Orders; Commitments.

(a)     Within thirty (30) days after the Effective Date and on or by the first Business Day of each month thereafter, SPI shall provide ZBB with its good faith forecast, in the form attached hereto as Exhibit A, of the SPI Entities’ estimated requirements for Products and Services for the twelve following months (each, a “Forecast”). Based on each Forecast, the Parties shall discuss the time from which such a Forecast shall become a purchase order or purchase agreement, at which time the applicable purchase shall become binding. Notwithstanding anything herein to the contrary, ZBB shall have no obligation to accept any purchase order or enter into any purchase agreement, with respect to any pre-prototype Product, with up to an eight (8) month lead time (or such lesser lead time as may have become customary for ZBB) and, with respect to any other Product, with up to one hundred and twenty (120) days lead time (or such lesser lead time as may have become customary for ZBB).

(b)     ZBB shall make its sales managers available as requested by SPI to work with SPI’s project manager in order to determine the feasibility and the best Product and Service for each given order or purchase agreement.

(c)     SPI agrees to purchase and pay for, and ZBB agrees to sell and supply in accordance with this Agreement, Products (and approved related Services) that have an aggregated total of at least 40MW of energy storage rated power output, with discharge time of two (2) or more hours, all of which purchases and payments shall occur prior to the fourth anniversary of the Effective Date according to the following schedule:

(i)	Products (and related Services) for a minimum total aggregated 5 MW of rated power, with discharge time of two (2) or more hours, within twelve (12) months from the Effective Date;

(ii)	Products (and related Services) for a minimum total aggregated 15 MW of rated power, with discharge time of two (2) or more hours, within twenty-four (24) months from the Effective Date;

(iii)	Products (and related Services) for a minimum total aggregated 25 MW of rated power, with discharge time of two (2) or more hours, within thirty-six (36) months from the Effective Date; and

(iv)	Products (and related Services) for a minimum total aggregated 40 MW of rated power, with discharge time of two (2) or more hours within forty-eight (48) months from the Effective Date.

Accordingly, SPI shall include in each Forecast requirements that are no less than the requirements necessary for SPI to satisfy the foregoing commitment, and, subject to the lead time requirements set forth above, ZBB shall make available sufficient and appropriate manufacturing capacity in order to satisfy such requirements.

(d)     The SPI Entities shall place orders or enter into purchase agreements with ZBB, and ZBB shall accept orders from or enter into purchase agreements with the SPI Entities consistent with the terms of this Section 2. In the event of a conflict between the provisions of this Agreement and the terms and conditions of any purchase order or purchase agreement, the provisions of this Agreement shall prevail except as may be expressly set forth herein or in the purchase order or purchase agreement. Neither Party shall unreasonably withhold its approval for any provision in any purchase order or purchase agreement to prevail over any conflicting provision in this Agreement. Any pre-printed terms of any purchase order shall be null and void and shall have no effect.

(e)     Forecasts are for planning purposes only and no SPI Entity is under any obligation to purchase, and ZBB is under no obligation to sell, forecasted quantities.

(f)     Each Ordering Party and SPI (if SPI is not an Ordering Party) shall be jointly and severally liable for payment of all amounts owing by any Ordering Party to ZBB pursuant to this Agreement, including any purchase order or purchase agreement pursuant hereto. By submitting a purchase order or entering into a purchase agreement hereunder, an Ordering Party is agreeing to be bound by the terms of this Agreement to the same extent that SPI is bound, whether individually or as an Ordering Party, and acknowledges that it shall be jointly and severally liable for all obligations of SPI and any Ordering Party hereunder.

(g)     Except as expressly provided in this Agreement, no purchase order or purchase agreement hereunder may be cancelled without the written agreement of the Parties.

(h)     The Parties acknowledge and agree that criteria that are necessary for the “bankability” of energy storage system projects, as opposed to solar projects, have not yet been developed as an industry standard. Accordingly, the Parties acknowledge and agree that they shall cooperate in good faith, and use commercially reasonable efforts, to implement such practices that will achieve “bankability” for energy storage system projects as the criteria for the same become industry accepted, acknowledging that certain practices may be allocated by industry standard to the supplier and others to the buyer.

3.             Pricing Terms.

(a)     ZBB shall not at any time sell a lower quantity of the Products and Services under similar terms and conditions (including delivery) to a different buyer at prices below those provided to an Ordering Party in any purchase order or purchase agreement pursuant to this Agreement. If ZBB breaches the preceding sentence, then ZBB shall provide SPI with prompt written notice thereof and, as SPI’s sole and exclusive remedy, ZBB must immediately (i) apply such lower price to the same Product or Service under this Agreement, including any outstanding order or purchase agreement, for so long as such lower price is offered to a different buyer and the twelve (12) months thereafter, and (ii) reimburse to the applicable Ordering Party any excess amounts historically paid by such Ordering Party during the period in which such Product or Service was being sold to such different buyer at such lower price. Notwithstanding the foregoing, any Products or Services that are provided at reduced prices, or free of charge, in either case for purposes of demonstration systems in the ordinary course, or to penetrate new markets or territories with the prior written notice to SPI, shall be excluded from the requirements of this Section 3(a). Once per calendar year, SPI shall have the right, upon thirty (30) days’ prior written notice, to have an independent auditor reasonably acceptable to ZBB audit ZBB’s records to determine whether ZBB is in compliance with the provisions of this Section 3(a), provided that such auditor (i) enters into a confidentiality agreement reasonably requested by ZBB and (ii) is permitted to provide to SPI summaries of pricing, volume and terms of delivery without disclosing the identity of other customers of ZBB. If any audit discloses any overcharges by ZBB, ZBB shall promptly make restitution to SPI therefor and, if the overcharges exceed the cost of such audit, shall reimburse SPI for the cost of such audit.

(b)     Unless otherwise stated herein, Service prices are based on normal business hours of ZBB (8a.m. to 5p.m., Monday through Friday). Overtime and Saturday hours will be billed at one and one-half (1½) times the hourly rate; Sunday hours will be billed at two (2) times the hourly rate; and holiday hours will be billed at three (3) times the hourly rate.

(c)     The price does not include any federal, state, local or foreign property, license, privilege, sales, use, excise, gross receipts or other like taxes which may now or hereafter be applicable. SPI agrees to pay or reimburse, or cause the applicable Ordering Party to pay or reimburse, ZBB for any such taxes which ZBB is required to pay or collect. If SPI or the applicable Ordering Party is exempt from the payment of any such tax or holds a direct payment permit, SPI shall, upon order placement or purchase agreement execution, provide ZBB a copy, acceptable to the relevant Governmental Authority, of any such certificate or permit.

(d)     The price may exclude customs duties and other importation or exportation fees, shipping fees and insurance costs depending on the agreed upon delivery terms of the applicable order or purchase agreement. If excluded from the price, SPI shall, or shall cause the applicable Ordering Party, to pay ZBB for such amounts.

4.             Payment.

(a)     Unless specified to the contrary in writing by ZBB, payment terms are net cash, payable without offset, in United States Dollars, thirty (30) days from date of invoice as follows:

(i)	Fifty percent (50%) of the price due ninety (90) days prior to shipment;

(ii)	Forty percent (40%) of the price due thirty (30) days after shipment; and

(iii)	Ten percent (10%) of the price due at acceptance.

(b)     If any Ordering Party fails to pay ZBB any amount as and when due, such overdue amount shall accrue interest at a rate equal to the lesser of 1% per month or the highest applicable rate allowed by applicable Law until paid, and such Ordering Party shall reimburse ZBB for its reasonable attorneys’ fees and court costs incurred in connection with any collection.

5.             Changes.

(a)     Any changes requested by any Ordering Party affecting the ordered scope of work (other than corrections of manifest errors on which ZBB has not relied) must be accepted by ZBB and resulting adjustments to affected provisions (other than resulting from corrections of manifest errors on which ZBB has not relied), including price, schedule, and warranties must be mutually agreed upon in writing prior to implementation of the change.

(b)     ZBB may, at its expense, make such changes in the Products or Services as it deems necessary, in its reasonable discretion, to conform the Products or Services to their published specifications. If SPI objects to any such changes, ZBB shall be relieved of its obligation to conform to the applicable published specifications to the extent that conformance may be affected by such objection.

(c)     ZBB may, at its expense, make such changes in the Products as it desires, in its sole discretion, in the operation of its business, provided that no such change shall be made to any Product under an outstanding purchase order or purchase agreement accepted by ZBB hereunder and ZBB shall provide SPI with no less than 90 days’ prior written notice of any such change in the Products. ZBB shall use reasonable efforts to reduce the costs of manufacturing the Products and shall consider manufacturing sourcing options that SPI may propose.

6.             Delivery.

(a)     Shipping and delivery dates are contingent upon SPI’s timely approvals and delivery by SPI of any documentation required for ZBB’s performance hereunder.

(b)     No Ordering Party may delay delivery of any Product or Service without the prior written consent of ZBB. Any delay to which ZBB does consent must be documented in writing and all costs as a result of any such delay, including any demurrage and storage costs, shall be borne by the Ordering Party.

7.             Title and Risk of Loss. Except with respect to Software (for which title shall not pass, use being licensed), title to Products shall pass to the applicable Ordering Party at the later of (i) the time risk of loss to such Products transfers to such Ordering Party as provided by the applicable agreed delivery terms and (ii) payment to ZBB for such Products.

8.             Inspection, Testing and Acceptance.

(a)     Each Ordering Party may inspect the Products on ZBB’s premises, provided that any such inspection shall be scheduled in advance to be performed during normal working hours.

(b)     If the applicable purchase order or purchase agreement provides for factory acceptance testing, ZBB shall notify the Ordering Party when ZBB will conduct such testing prior to shipment. Unless the Ordering Party states specific objections in writing within ten (10) days after completion of factory acceptance testing, completion of the acceptance test constitutes the Ordering Party’s factory acceptance of the Products and its authorization for shipment.

(c)     Promptly after delivery of the Products to the Ordering Party, the Ordering Party shall ship the Products to the destination where they are to be installed. The Ordering Party shall use all reasonable efforts to obtain all applicable permits for the installation and operation of the Products and the system in which the Products are to be installed within forty-five (45) days of arrival at the destination. The Ordering Party shall inspect the Products during the un-crating and, if any damage to the Products is found, the Ordering Party shall immediately notify ZBB in writing in order that ZBB and the Ordering Party can jointly determine the root cause and responsibility therefor prior to proceeding. If ZBB is responsible for such damage, then, as the Ordering Party’s sole and exclusive remedy, the Ordering Party shall return the damaged Products to ZBB for repair or replacement or, if repair or replacement is commercially impracticable, a refund of the original purchase price, freight collect, at ZBB’s option. If the Products are undamaged and once the applicable permits are obtained, the Ordering Party shall move the Products to the location of the installation and issue a written notice to proceed to ZBB. ZBB shall send a representative to the installation site to complete the installation and commissioning of the Products (i.e., perform all electrical hookups and run a test charge/discharge). The Ordering Party shall provide ZBB with all assistance reasonably required for ZBB’s representatives to be present at the installation, if the installation site is outside of the United States, including assisting in obtaining any work visas that may be necessary. If it is determined through the commissioning process that the Products are not in compliance with the published specifications for such Products, then, as the Ordering Party’s sole and exclusive remedy, the Ordering Party shall return the non-compliant Products to ZBB for repair or replacement or, if repair or replacement is commercially impracticable, a refund of the original purchase price, freight collect, at ZBB’s option. If the Products are not commissioned within one hundred (100) days following delivery to the Ordering Party through no fault of ZBB, then the Products shall be deemed to have been accepted by the Ordering Party subject only to Section 9.

9.             Warranties and Remedies.

(a)     Products and Services Warranty. ZBB warrants that Products (excluding Software, which is warranted as specified in Section 9(d)) shall be delivered free of defects in material and workmanship and that Services shall be performed in a professional and workmanlike manner. The warranty remedy period for Products (excluding Software, spare parts and refurbished or repaired parts) shall end twelve (12) months after installation or eighteen (18) months after date of shipment, whichever first occurs. The warranty remedy period for new spare parts shall end twelve (12) months after the date of shipment. The warranty remedy period for refurbished or repaired parts shall end ninety (90) days after the date of shipment. The warranty remedy period for Services shall end ninety (90) days after the date of completion of Services. Each of the above warranty remedy periods shall be hereinafter referred to as a “Warranty Remedy Period.”

(b)     Products and Services Remedy. Subject to Section 9(c), if there shall exist a nonconformity to the foregoing warranty in the Products or Services and written notice of such nonconformity is delivered to ZBB within the applicable Warranty Remedy Period, ZBB shall, at its option, either (i) repair or replace the nonconforming portion of the Products or re-perform the nonconforming Services or (ii) if the remedy in clause (i) is commercially impracticable, refund the portion of the price applicable to the nonconforming portion of Products or Services. If any portion of the Products or Services so repaired, replaced or re-performed fails to conform to the foregoing warranty, and written notice of such nonconformity is provided to ZBB promptly after discovery and within the original Warranty Remedy Period applicable to such Products or Services or thirty (30) days from completion of such repair, replacement or re-performance, whichever is later, then the provisions of this Section 9(b) shall again apply. The original Warranty Remedy Period shall not otherwise be extended.

(c)     Exceptions. ZBB shall not be responsible for providing working access to any of the nonconforming Products, including disassembly and re-assembly of non-ZBB supplied equipment, or for providing transportation to or from any repair facility, all of which shall be at the Ordering Party’s risk and expense. ZBB shall have no obligation hereunder with respect to any Product (i) which has been improperly repaired or altered by any person other than ZBB or its representatives; (ii) which has been subjected to misuse, negligence or accident; (iii) which has been used in a manner contrary to ZBB’s instructions; or (iv) to the extent it is comprised of materials provided by or a design specified by, or on behalf of, any SPI Entity (provided that any instructions provided by such SPI Entity were followed in all respects by ZBB). Products supplied by ZBB but manufactured by others, and identified as such in writing to SPI prior to any SPI Entity purchasing such Products, are warranted only to the extent of the manufacturer’s warranty, and only the remedies, if any, provided by the manufacturer will be allowed.

(d)     Software Warranty and Remedies. ZBB warrants that, except as specified below, the Software will, when properly installed, execute in accordance with ZBB’s published specification. If a nonconformity to the foregoing warranty is discovered during the period ending one (1) year after the date of shipment and written notice of such nonconformity is provided to ZBB within that period, including a description of the nonconformity and reasonable information about the manner of its discovery, ZBB shall correct the nonconformity by, at ZBB’s option, either (i) modifying or making available to the applicable Ordering Party instructions for modifying the Software; or (ii) making available at ZBB’s facility necessary corrected or replacement programs. ZBB shall have no obligation with respect to any nonconformities resulting from and to the extent of any (1) unauthorized modification of the Software or (2) non-ZBB-supplied software or interfacing. ZBB does not warrant that the functions contained in the software will operate in combinations which may be selected for use by the Ordering Party, or that the software products are free from errors in the nature of what is commonly categorized by the computer industry as “bugs.”

(e)     THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY AND PERFORMANCE, WHETHER WRITTEN, ORAL OR IMPLIED, AND ALL OTHER WARRANTIES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USAGE OF TRADE ARE HEREBY DISCLAIMED. THE REMEDIES STATED HEREIN CONSTITUTE EACH ORDERING PARTY’S EXCLUSIVE REMEDIES AND ZBB’S ENTIRE LIABILITY FOR, IN RESPECT TO OR ARISING OUT OF ANY BREACH OF WARRANTY.

10.           Patent Indemnity.

(a)     Subject to Section 10(b), ZBB shall defend at its own expense any action brought against any SPI Entity alleging that the Products or the use of the Products to practice any process for which such Products are specified by ZBB (a “Process”) directly infringes any claim of a patent and to pay all damages and costs finally awarded in any such action. Such SPI Entity shall give ZBB prompt (and in any event prior to the occurrence of any material prejudice) written notice of such action, reasonable assistance in the defense thereof and the right to control all aspects of the defense thereof, including the right to settle or otherwise terminate such action on behalf of such SPI Entity.

(b)     ZBB shall have no obligation hereunder and this provision shall not apply to: (i) any other equipment or processes, including Products or Processes which have been modified or combined with other equipment or process not supplied by ZBB; (ii) any Products or Process supplied according to a design, other than a ZBB design, required by or on behalf of any SPI Entity; (iii) any products manufactured by the Products or Process; or (iv) any action settled or otherwise terminated without the prior written consent of ZBB (such consent not to be unreasonably withheld, conditioned or delayed).

(c)     If, in any such action, a Product is finally held to constitute an infringement, or the practice of any Process using the Product is finally enjoined, ZBB shall, at its option and its own expense, (i) procure for the applicable SPI Entity the right to continue using said Product, (ii) modify or replace it with non-infringing equipment, (iii) with the SPI Entity’s assistance, modify the Process so that it becomes non-infringing, or (iv) if the foregoing remedies are commercially impracticable, remove it and refund the portion of the price allocable to the infringing Product.

(d)     To the extent that any Product or any part thereof is modified by any SPI Entity, or combined by any SPI Entity with equipment or processes not furnished hereunder (except to the extent that ZBB is a contributory infringer) or said Product or any part thereof is used by any SPI Entity to perform a process not furnished hereunder by ZBB or to produce an article, and, by reason of said modification, combination, performance or production, an action is brought against ZBB or any of its Affiliates, SPI shall defend and indemnify ZBB or such Affiliate, as applicable, in the same manner and to the same extent that ZBB would be obligated to indemnify any Ordering Party under this Section 10.

11.           Limitation of Liability.

(a)     EXCEPT AS SET FORTH IN ANY PURCHASE ORDER OR PURCHASE AGREEMENT, IN NO EVENT SHALL ZBB, ITS SUPPLIERS OR SUBCONTRACTORS, OR ANY SPI ENTITY, BE LIABLE FOR SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE EQUIPMENT, FACILITIES OR SERVICES, AND DOWNTIME COSTS.

(b)     OTHER THAN WITH RESPECT TO ANY THIRD PARTY CLAIMS, ZBB’S LIABILITY FOR ANY CLAIM WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, OR FROM THE DESIGN, MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, INSTALLATION, TECHNICAL DIRECTION OF INSTALLATION, INSPECTION, OPERATION OR USE OF ANY EQUIPMENT COVERED BY OR FURNISHED UNDER THIS AGREEMENT, OR FROM ANY SERVICES RENDERED IN CONNECTION THEREWITH, SHALL IN NO CASE (EXCEPT AS PROVIDED IN SECTIONS 8(c), 9 AND 10) EXCEED THE AGGREGATE PURCHASE PRICE UNDER THE PURCHASE ORDER OR PURCHASE AGREEMENT FOR THE PRODUCTS OR SERVICES WHICH GIVES RISE TO THE CLAIM.

12.            Laws and Regulations. ZBB shall manufacture the Products in accordance with applicable Laws. Compliance with any Laws relating to the operation or use of the Products in any particular jurisdiction is the sole responsibility of the applicable Ordering Party. If an Ordering Party desires a modification as a result of any change in Law, it shall be treated as a change pursuant to Section 5(a). Except as may be contemplated by the applicable Incoterm for any delivery of Products hereunder, nothing contained herein shall be construed as imposing responsibility or liability upon ZBB for obtaining any permits, licenses or approvals from any Government Authority required in connection with the supply, installation or operation of the Products. ZBB shall reasonably cooperate with efforts by the applicable Ordering Party in obtaining any such permits, licenses or approvals.

13.           Software License.

(a)     ZBB owns all rights in or has the right to sublicense all of the Software, if any, to be delivered to SPI under this Agreement. As part of the sale made hereunder, the Ordering Party hereby obtains a limited license to use the Software, subject to the following: (i) the Software may be used only in conjunction with equipment specified by ZBB; (ii) the Software shall be kept strictly confidential; (iii) the Software shall not be copied, reverse engineered, or modified; (iv) the Ordering Party’s right to use the Software shall terminate immediately when the specified Product is no longer used by the Ordering Party or when otherwise terminated, e.g. for breach, hereunder; and (v) the rights to use the Software are non-exclusive and non-transferable, except with ZBB’s prior written consent.

(b)     Nothing in this Agreement shall be deemed to convey to any Ordering Party any title to or ownership in the Software or the intellectual property contained therein in whole or in part, nor to designate the Software as a “work made for hire” under the Copyright Act, nor to confer upon any Person who is not the Ordering Party any right or remedy under or by reason of this Agreement. In the event of termination of this license, SPI shall, or shall cause the applicable Ordering Party to, immediately cease using the Software and, without retaining any copies, notes or excerpts thereof, return to ZBB the Software and all copies thereof and remove all machine readable Software from all of its or its Affiliates’ storage media.

14.           Inventions and Information. All right, title and interest in and to any inventions, developments, improvements or modifications of or for Products and Services, whether created by any SPI Entity or ZBB, shall be and remain with ZBB. SPI, on its behalf and on behalf of each other SPI Entity and their respective employees, hereby assigns to ZBB all of its or their right, title, and interest in and to all inventions, developments, improvements or modifications of or for Products and Services created by any of them, and, to the extent that any of the foregoing is a copyrightable work or work of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such work is a “work made for hire” for ZBB under the U.S. Copyright Act. Any design, manufacturing drawings or other information submitted to SPI or any Ordering Party remains the exclusive property of ZBB. Neither SPI nor any Ordering Party shall, without ZBB’s prior written consent, copy or disclose such information to a third party. Such information shall be used solely for the operation or maintenance of the Products and not for any other purpose, including the duplication thereof in whole or in part.

15.           Confidentiality.

(a)     Each Party (the “Receiving Party”) shall, and shall cause each of its Affiliates to, keep in strict confidence all technical or commercial information, specifications, inventions, processes or initiatives of the other Party (the “Disclosing Party”) which have been disclosed to the Receiving Party by the Disclosing Party or its representatives and any other information concerning the Disclosing Party’s business or its products and/or its technologies (the “Confidential Information”).

(b)     The Receiving Party shall, and shall cause each of its Affiliates to, apply reasonable safeguards against the unauthorized disclosure of the Confidential Information of the Disclosing Party and protect the Confidential Information of the Disclosing Party in accordance with the generally accepted standards of protection in the related industry, or in the same manner and to the same degree that it protects its own Confidential Information, whichever standard is the higher. The Receiving Party may disclose Confidential Information of the Disclosing Party to “Permitted Additional Recipients” (which means the Receiving Party’s authorized representatives, including auditors, counsels, consultants and advisors), provided that each such Permitted Additional Recipient is subject to and complies with substantially the same obligations of confidentiality as applicable to the Receiving Party or, where applicable, is required to comply with codes of professional conduct ensuring confidentiality of such information, and the Receiving Party shall be liable for any unauthorized disclosures by such Permitted Additional Recipient.

(c)     Notwithstanding the foregoing, Confidential Information of the Disclosing Party shall not include any information which (i) was known to the Receiving Party before receipt from the Disclosing Party or its representatives; (ii) is or becomes publicly available through no fault of any the Receiving Party or any Person for which the Receiving Party is responsible hereunder; (iii) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; or (iv) is independently developed by the Receiving Party without a breach of this Agreement and without reference to or use of, in whole or in part, any of the Confidential Information of the Disclosing Party. If the Receiving Party or any of its Affiliates is required by a Government Authority to disclose Confidential Information, then such the Receiving Party or Affiliate may disclose such Confidential Information as required by applicable Law, provided that the Receiving Party shall give the Disclosing Party reasonable advance notice and cooperate with the Disclosing Party so that the Disclosing Party may seek a protective order or otherwise contest the disclosure.

(d)     The terms of this Agreement shall be deemed to be Confidential Information of each Party.

16.            Force Majeure. Neither party shall be liable for loss, damage, detention or delay nor be deemed to be in default for failure to perform when prevented from, or delayed in, doing so by causes beyond its reasonable control, including but not limited to acts of war (declared or undeclared), acts of God, fire, strikes, labor difficulties, acts or omissions of any Government Authority or of the other party hereto or any of its Affiliates, changes in Law, insurrection or riot, embargo, delays or shortages in transportation or power or inability to obtain necessary labor, materials, or manufacturing facilities from usual sources or from defects or delays in the performance of its suppliers or subcontractors due to any of the foregoing causes. In the event of delay due to any such cause, the date of performance will be extended by a period equal to the delay plus a reasonable time to resume performance.

17.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

18.            Term and Termination.

(a)     The term of this Agreement shall commence on the Effective Date and, subject to the other provisions of this Section 18, shall continue in effect until either Party provides the other Party no less than one year prior written notice of termination, provided that, subject to the other provisions of this Section 18, neither Party may terminate this Agreement prior to the date on which all shares of Series C Convertible Preferred Stock of ZBB held by SPI have become convertible into shares of Common Stock of ZBB (the “Term”).

(b)     If SPI or the applicable Ordering Party fails to pay any delinquent amounts within ninety (90) days after receipt of written notice thereof, then ZBB shall have the right to terminate this Agreement by notice of termination to SPI.

(c)     If either Party (such Party, the “Breaching Party”) has materially breached a provision of this Agreement and fails to remedy such material breach within the Cure Period (as defined below) after the Breaching Party’s receipt of notice thereof in writing (the “Notice of Default”) from the other Party (the “Non-Breaching Party”), then the Non-Breaching Party shall have the right to terminate this Agreement by notice of termination to the Breaching Party (the “Notice of Termination”), which termination shall be effective upon receipt by the Breaching Party of such notice. “Cure Period” means a thirty (30) day period commencing upon receipt by the Breaching Party of the Notice of Default, provided that, if the applicable breach is capable of being cured but not within such thirty (30) day period, such period shall be extended for such additional number of days as the Breaching Party shall reasonably require in order to cure such breach, and provided further that any such extension of the Cure Period shall be conditioned upon the Breaching Party commencing immediately to cure the applicable breach and its diligent and continual prosecution of such measures as are reasonably calculated to cure such breach within the extended Cure Period.

(d)     If either Party (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise become subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, then the other Party shall have the right to terminate this Agreement by notice of termination to such Party, which termination shall be effective upon receipt of such notice.

(e)     Subject to the following sentence, termination of this Agreement shall also terminate any outstanding purchase orders and purchase agreements pursuant to this Agreement, but shall not affect the liability of either Party for breaches of this Agreement occurring prior to such termination. If this Agreement is terminated by ZBB pursuant to Section 18(b), 18(c) or 18(d) or by SPI pursuant to Section 18(c) or 18(d), then, at the election of such terminating Party, any outstanding purchase order or purchase agreement shall continue in effect and the terms and provisions of this Agreement shall continue after such termination solely for purposes of fulfilling the obligations of each Party in respect to any such outstanding purchase order or purchase agreement, provided that no new Forecasts shall be required after such termination.

(f)     Without limiting Section 18(e), the following provisions shall survive termination of this Agreement: Sections 9, 10, 11, 13, 14, 15, 18, 19, 21 and 22.

19.            Export Controls.

(a)     SPI represents and warrants that the Products and Services provided hereunder and the “direct product” thereof is intended for civil use only and will not be used, directly or indirectly, for the production of chemical or biological weapons or of precursor chemicals for such weapons, or for any direct or indirect nuclear end use. SPI shall, and shall cause each Ordering Party to, fully comply with all applicable export and import control Laws with regard to any Products or with regard to information supplied by ZBB under this Agreement. In particular, SPI shall not, and shall not permit any Ordering Party, directly or indirectly use, export, re-export, distribute, transfer or transmit any Product or information in whole or in part and in any form without all required United States and foreign government licenses and authorizations, including any applicable export control licenses of any U.S. Government Authority. In no event shall Owner be obligated under this Agreement or any other agreement to provide access to or furnish any Product or information except in compliance with applicable United States export control Laws.

(b)     If applicable, ZBB shall file for a U.S. export license, but only after appropriate documentation for the license application has been provided by SPI or the applicable Ordering Party. SPI or the applicable Ordering Party shall furnish such documentation within a reasonable time after order acceptance or purchase agreement execution. If an export license is not granted or, if once granted, is thereafter revoked or modified by the appropriate Government Authorities, the order or purchase agreement for the applicable Product may be canceled by either Party without liability for damages of any kind resulting from such cancellation. At ZBB’s request, SPI shall provide to ZBB a Letter of Assurance and End-User Statement in a form reasonably satisfactory to ZBB.

20.            Assignment. Neither Party shall assign this Agreement or any rights or obligations under the Agreement without the prior written consent of the other Party, and any such attempted assignment shall be null and void; provided, that, without limiting its own obligations hereunder, either Party may assign this Agreement to any of its Affiliates upon written notice to, but without the consent of, the other Party. If any such Affiliate shall cease to be an Affiliate of the assigning Party, then, concurrently therewith, this Agreement shall be assigned by such Affiliate back to such assigning Party and written notice thereof shall be provided to the other Party.

21.            Resale. If any Ordering Party resells any of the Products, the sale terms shall limit ZBB’s liability to the buyer to the same extent that ZBB’s liability is limited hereunder. No Ordering Party shall make any representations or guarantees in respect to any Product that is inconsistent with any representation or guarantee provided by ZBB hereunder.

22.            Governing Law; Disputes.

(a)     This Agreement shall be governed by the laws of the State of New York, but excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and excluding New York law with respect to conflicts of law. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, New York, borough of Manhattan. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including any order placed or purchase agreement executed hereunder), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable Law.

(b)     IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

23.            Entire Agreement. This Agreement and any purchase orders issued and accepted and any purchase agreements executed pursuant to this Agreement constitute the entire agreement between ZBB and SPI relating to the subject matter hereof. There are no agreements, understandings, restrictions, warranties, or representations between ZBB and SPI relating to the subject matter hereof other than those set forth herein and in any such purchase order or purchase agreement. The Parties acknowledge and agree the terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated. Further, the Parties acknowledge and agree that such terms and conditions, including those relating to waivers, allocations of, releases from, and limitations of liability, which may require conspicuous identification, have not been so identified by mutual agreement and the Parties have actual knowledge of the intent and effect of such terms and conditions. Each Party acknowledges that in executing this Agreement it relies solely on its own judgment, belief, and knowledge, and such advice as it may have received from its own counsel. Neither Party shall assert or claim a presumption disfavoring the other by virtue of the fact that this Agreement was drafted primarily by legal counsel for the other, and this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

24.            No Third Party Beneficiaries. Except as expressly set forth in this Agreement, the provisions of this Agreement are intended for the sole benefit of ZBB and SPI, and there are no third party beneficiaries. No reference herein to any other Person shall restrict in any way the ability of the Parties to amend or modify this Agreement from time to time in their sole and absolute discretion.

25.            Notices. Any notices, demands or other communication to be sent or given hereunder by either Party (or any Ordering Party) shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid), (c) mailed to the recipient by registered or certified mail, return receipt requested and postage paid, or (d) sent via facsimile or email at the facsimile number or email address set forth below. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing, if sent by certified or registered mail, (iii) the date on which delivery is guaranteed by the reputable express courier, if sent by overnight courier or (iv) the date of transmission, if sent via facsimile or email at the facsimile number or email address set forth below by 5:30p.m. (recipient’s time) on a Business Day or, if after 5:30p.m. (recipient’s time), the next succeeding Business Day. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section:

If to ZBB:                                                              ZBB Energy Corporation

Attn: _______________

____________________

____________________

Facsimile: ____________________

Email: ____________________

If to SPI or any

Ordering Party:                                                     Solar Power, Inc.

Attn: _______________

____________________

____________________

Facsimile: ____________________

Email: ____________________

The language of this Agreement is the English language, which shall be the ruling language in which this Agreement shall be construed and interpreted. Unless otherwise agreed by the Parties in writing, all correspondence, notices, certificates and other documentation shall be entirely in the English language.

26.            Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ZBB Energy Corporation,

a Wisconsin corporation

By:

Name:

Title:

Solar Power, Inc.,

a California corporation

By:

Name:

Title:

Exhibit A

Forecast Template

Customer or Project Name	Project Location	SPI Region	ZBB Product Name	Configuration Description and Details (for example, KWh or MWh of storage)	Required Ship Date	Required Project Commissioning Completion Date

Exhibit A - Page 1